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                             STOCKHOLDERS' AGREEMENT

                                      AMONG

                            AMERICAN SKIING COMPANY,

                        OAK HILL CAPITAL PARTNERS, L.P.,

                   THE OTHER ENTITIES NAMED IN ANNEX A HERETO

                                       AND

                                 LESLIE B. OTTEN

                           Dated as of August 6, 1999

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                                TABLE OF CONTENTS

Section                                                                   Page

                                    ARTICLE I

                                   DEFINITIONS

1.01.  Definitions...........................................................1

                                   ARTICLE II

                                   GOVERNANCE

2.01.  Board Representation..................................................6
2.02.  Resignations and Replacements.........................................7
2.03.  Rights of Estate of Mr. Otten.........................................8
2.04.  Committees Generally; Nominating Committee............................8
2.05.  Meetings; Budget; Board Fees and Expenses.............................9
2.06.  Termination of Executives............................................10
2.07.  Employee Plans.......................................................10
2.08.  Removal of Chief Executive Officer...................................10

                                   ARTICLE III

                                  VOTING RIGHTS

3.01.  Voting Restrictions..................................................10
3.02.  Special Board Rights.................................................10

                                   ARTICLE IV

                              STANDSTILL PROVISIONS

4.01.  Ownership of the Series B Preferred..................................13
4.02.  Transfer Restrictions................................................13
4.03.  Acquisition of Additional Shares; Other Restrictions.................14
4.04.  Additional Shares....................................................16
4.05.  Anti-Dilutive Rights.................................................16

                                    ARTICLE V

                               REGISTRATION RIGHTS

5.01.  Restrictive Legend...................................................18
5.02.  Notice of Proposed Transfer..........................................18
5.03.  Request for Registration.............................................19
5.04.  Incidental Registration..............................................22
5.05.  Shelf Registration...................................................23
5.06.  Obligations of the Company...........................................24
5.07.  Furnish Information..................................................26
5.08.  Expenses of Registration.............................................26
5.09.  Underwriting Requirements............................................27
5.10.  Indemnification......................................................27
5.11.  Lockup...............................................................30
5.12.  Transfer of Registration Rights......................................30
5.13.  Rule 144 Information.................................................30

                                   ARTICLE VI

                            FURNISHING OF INFORMATION

6.01.  Furnishing of Information............................................31

                                   ARTICLE VII

                               GENERAL PROVISIONS

7.01.  Waiver...............................................................32
7.02.  Expenses; Attorneys' Fees............................................32
7.03.  Notices..............................................................32
7.04.  Headings.............................................................34
7.05.  Severability.........................................................34
7.06.  Entire Agreement.....................................................34
7.07.  Assignment...........................................................35
7.08.  No Third Party Beneficiaries.........................................35
7.09.  Amendment............................................................35
7.10.  Governing Law; Forum.................................................35
7.11.  Effect of Delaware Reincorporation...................................36
7.12.  Counterparts.........................................................36
7.13.  Specific Performance.................................................36

Annex A     Stockholders

                             STOCKHOLDERS' AGREEMENT


            STOCKHOLDERS' AGREEMENT dated August 6, 1999 (this "Agreement") among OAK HILL CAPITAL PARTNERS, L.P., a Delaware limited partnership ("Oak Hill") and the other entities identified in Annex A attached hereto (together with Oak Hill, the "Stockholders"), LESLIE B. OTTEN ("Mr. Otten") and AMERICAN SKIING COMPANY, a Maine corporation (the "Company").

            WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Company and the Stockholders under the Preferred Stock Subscription Agreement dated July 9, 1999 by and between the Company and the Stockholders (the "Subscription Agreement"), pursuant to which the Company shall sell to the Stockholders, and the Stockholders shall purchase from the Company, the Company's 8.5% Series B Convertible Participating Preferred Stock, par value $.01 per share (the "Series B Preferred"), upon the terms and subject to the conditions set forth in the Subscription Agreement;

            WHEREAS, upon consummation of the transaction contemplated by the Subscription Agreement, the Stockholders will beneficially own an aggregate of 150,000 shares of Series B Preferred, each of which may be convertible into shares of the Company's common stock, par value $.01 per share (the "Common Stock"); and

            WHEREAS, the Company, Mr. Otten and the Stockholders now wish to enter into this Agreement to set forth their agreement as to the matters set forth herein with respect to, among other things, representation on the Company's Board of Directors (the "Board") and the Transfer (as defined below) of the Restricted Securities (as defined below);

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Mr. Otten and the Stockholders hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01. Definitions. (a) Unless otherwise defined in this Agreement, capitalized terms are used herein as defined in the Subscription Agreement.

            (b) As used in this Agreement, the following terms shall have the following meanings:
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                                        2

            "Affiliate" has the meaning set forth in Rule 12b-2, as in effect on the date hereof, under the Exchange Act.

            "Associate" has the meaning set forth in Rule 12b-2, as in effect on the date hereof, under the Exchange Act.

            "Beneficially Own" has the meaning set forth below:

            A Person shall be deemed to "Beneficially Own" any securities:

            (i) of which such Person or any of such Person's Affiliates or Associates is considered to be a "beneficial owner" under Rule 13d-3 of the Exchange Act, as in effect on the date of this Agreement;

            (ii) which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting or disposing of such securities; or

            (iii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of conditions) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in The City of New York or the State of Maine.

            "By-laws" means the by-laws of the Company, as amended and restated as of the date hereof and as may be amended from time to time.

            "Change of Control" means any event that gives any Person or Group other than holders of the Series B Preferred, the Stockholders, Mr. Otten or their Permitted Transferees the ability to control the Company (a) through the acquisition of either (i) substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (ii) a majority of the aggregate voting power of the Company's capital stock or (b) by otherwise being able to elect or designate a majority of the Board through a management contract or otherwise.

            "Class A Common Stock" means the Company's Class A common stock, par value $.01 per share.

            "Class A Director" means a Director elected by holders of the Class A Common Stock pursuant to the Articles of Incorporation.

            "Common Stock Director" means a Director elected by the holders of Common Stock pursuant to the Articles of Incorporation.

            "Conversion Stock" means the Common Stock issued by the Company upon conversion of the Series B Preferred.

            "Director" means a member of the Board.

            "Employee Plan" means any equity incentive plan, agreement, bonus, award, stock purchase plan, stock option plan or other stock arrangement with respect to any directors, officers or other employees of the Company.

            "Executive Committee" means the executive committee of the Board established in accordance with the By-laws.

            "Fair Market Value" shall mean for any applicable measurement date the closing price of the Common Stock on the NYSE or, in the event that trading hours on the NYSE are extended past 4:00 p.m. (EST), the last sale price at 4:00 p.m. (EST).

            "Fully Diluted Basis" means, in respect of the Common Stock, the method of calculating the number of shares of Common Stock outstanding on an applicable measurement date, pursuant to which the following shares shall be deemed to be outstanding: (i) all shares of Common Stock outstanding on the date hereof, (ii) all shares of Common Stock issuable upon conversion of outstanding shares of the Class A Common Stock or the Series B Preferred, (iii) all shares of Common Stock issued after the date hereof pursuant to the exercise of stock options under Employee Plans or upon conversion of the Class A Common Stock, the Series B Preferred or the Senior Preferred Stock, (iv) all shares of Common Stock issuable pursuant to any securities or stock options of the Company outstanding at any time which are convertible into or exercisable for shares of Common Stock at a conversion or exercise price at or below the then current Fair Market Value of the Common Stock, (v) any shares of Common Stock issued after the date hereof, other than pursuant to clause (ii), (iii) or (iv) above, at a price per share at or above $10.50 per share; provided that such issuance has been approved by at least eight members of the Board and (vi) any shares of Common Stock issued for any consideration other than cash as may be approved by the Board.

            "Group" has the meaning set forth in Rule 13d-5, as in effect on the date hereof, under the Exchange Act.

            "Holders" means the Stockholders, Mr. Otten or any Permitted Transferee to whom the rights under this Agreement are assigned in accordance with the provisions of Section 5.12 hereof.

            "Independent" means, in respect of a Director, an individual who meets the following criteria: (i) is not, and has not previously been, within the past three years, an employee of the Company, Mr. Otten, the Stockholders or any of their Affiliates; (ii) is not related by birth or marriage to Mr. Otten or any employee of the Company, the Stockholders, or their respective Affiliates; and (iii) is otherwise independent of Mr. Otten, the Stockholders and their respective Affiliates.

            "ING Registration Rights Agreement" means the Registration Rights Agreement dated as of November 10, 1997 between the Company and ING.

            "Maturity Date" means August 6, 2009.

            "Nominating Committee" means the nominating committee of the Board established in accordance with the By-laws that shall be responsible for, among other things, identifying and nominating certain Independent individuals to be elected as Directors of the Company.

            "Otten Director" means a Director elected by the holders of Class A Common Stock or a Director designated by Mr. Otten pursuant to the terms of this Agreement.

            "Person" means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3), as in effect on the date hereof, of the Exchange Act.

            "Pledge Agreement" means that certain Pledge Agreement between Mr. Otten and ING dated as of November 10, 1997 pursuant to which all of the shares of Class A Common Stock and Common Stock Beneficially Owned by Mr. Otten are pledged to ING.

            "Register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement or similar document with the SEC in compliance with the Securities Act and the declaration or ordering of effectiveness by the SEC of such registration statement or document.
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                                        5

            "Registrable Stock" shall mean (i) the Conversion Stock, (ii) the Series B Preferred, (iii) any shares of Common Stock Beneficially Owned by Mr. Otten, the Stockholders or their Permitted Transferees or (iv) any Common Stock issued as (or upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Series B Preferred or the Conversion Stock. For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when with respect to such Registrable Stock (w) a registration statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective registration statement, (x) such Registrable Stock is sold in a transaction in which the rights under the provisions of Article V are not assigned in accordance with Section 5.12, (y) such Registrable Stock may be sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144(A)) without registration under the Securities Act or (z) Mr. Otten, on the one hand, or the Stockholders, on the other hand, no longer Beneficially Own at least 2% of the outstanding shares of Common Stock (on a Fully Diluted Basis).

            "Restricted Securities" means the Senior Preferred Stock, Series B Preferred, the Conversion Stock, the Class A Common Stock and Common Stock, including any of such stock issued as payment of a dividend.

            "Standstill Period" shall mean any time during the period beginning on the date hereof and ending on August 6, 2004 during which either (i) the Stockholders Beneficially Own 15% or more of the outstanding shares of Common Stock (on a Fully Diluted Basis) or (ii) the Stockholders and their Affiliates or Associates Beneficially Own 33 1/3% or more of the outstanding shares of Senior Preferred Stock.

            "Stockholder Director" means a Director designated by the Stockholders pursuant to this Agreement or elected by the holders of the Series B Preferred pursuant to the Articles of Incorporation.

            (c) The following terms have the meanings set forth in the Sections set forth below:

      Term                                                        Location

      Agreement...................................................Preamble
      Anti-Dilutive Rights........................................ss.4.05(a)
      Board.......................................................Recitals
      Budget......................................................ss.3.02(a)(i)
      Common Stock................................................Recitals
      Company.....................................................Preamble
      Departing Otten Director....................................ss.2.02(b)
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                                      6

      Departing Stockholder Director..............................ss.2.02(a)
      Executive...................................................ss.2.06
      Initiating Holders..........................................ss.5.03(a)
      Maintenance Securities......................................ss.4.05(a)
      Material Subsidiaries.......................................ss.2.04(a)
      Maximum Stockholder Stock Ownership Percentage..............ss.4.03(a)
      Mr. Otten...................................................Preamble
      Oak Hill....................................................Preamble
      Otten Permitted Transferee..................................ss.4.02(a)
      Permitted Transferees.......................................ss.4.02(a)
      Series B Preferred..........................................Recitals
      Shelf Registration..........................................ss.5.05(a)
      Stockholder Permitted Transferee............................ss.4.02(a)
      Stockholders................................................Preamble
      Subscription Agreement......................................Recitals
      Transfer....................................................ss.4.02(a)

            (d) References in this Agreement to annexes, articles, sections, paragraphs, clauses, schedules and exhibits are to annexes, articles, sections, paragraphs, clauses, schedules and exhibits in or to this Agreement unless otherwise indicated. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Any term defined by reference to any agreement, instrument or document has the meaning assigned to it whether or not such agreement, instrument or document is in effect. The words "include", "includes" and "including" are deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, any agreement, instrument or other document defined or referred to herein refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time. Unless the context otherwise requires, references herein to any Person or entity include its successors and assigns. The words "shall" and "will" have the same meaning and effect.

                                   ARTICLE II

                                   GOVERNANCE

            SECTION 2.01. Board Representation. (a) In accordance with the Certificate of Designation and subject to the rights of holders of the Company's serial preferred stock, as of the date hereof and for so long as the Stockholders shall be entitled to nominate at least one Director pursuant to
Section 2.01(b), the Board shall consist of 11 members, initially consisting of
(i) four Stockholder Directors, (ii) four Otten Directors and (iii) three Independent Common Stock Directors recommended by the Nominating Committee and approved by the Board.
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                                        7

            (b) Each of Mr. Otten and the Stockholders shall vote all Restricted Securities Beneficially Owned by him or it, as the case may be, to cause, and the parties hereto each shall otherwise use its best efforts to cause, there to be (i) four Stockholder Directors for so long as the Stockholders Beneficially Own at least 25% of the outstanding shares of Common Stock (on a Fully Diluted Basis), (ii) three Stockholder Directors for so long as the Stockholders Beneficially Own at least 20% but less than 25% of the outstanding shares of Common Stock (on a Fully Diluted Basis), (iii) two Stockholder Directors for so long as the Stockholders Beneficially Own at least 15% but less than 20% of the outstanding shares of Common Stock (on a Fully Diluted Basis), or (iv) one Stockholder Director for so long as the Stockholders Beneficially Own at least 5% but less than 15% of the outstanding shares of Common Stock (on a Fully Diluted Basis).

            (c) Each of Mr. Otten and the Stockholders shall vote all Restricted Securities Beneficially Owned by him or it, as the case may be, to cause, and the parties hereto each shall otherwise use its best efforts to cause, there to be (i) four Otten Directors for so long as Mr. Otten Beneficially Owns at least 25% of the outstanding shares of Common Stock (on a Fully Diluted Basis), (ii) three Otten Directors for so long as Mr. Otten Beneficially Owns at least 20% but less than 25% of the outstanding shares of Common Stock (on a Fully Diluted Basis), (iii) two Otten Directors for so long as Mr. Otten Beneficially Owns at least 15% but less than 20% of the outstanding shares of Common Stock (on a Fully Diluted Basis), or (iv) one Otten Director for so long as Mr. Otten Beneficially Owns at least 5% but less than 15% of the outstanding shares of Common Stock (on a Fully Diluted Basis).

            (d) Mr. Otten shall cause holders of Class A Common Stock to exercise their rights to elect Class A Directors in order to effectuate, to the extent necessary, the provisions contained in this Section 2.01; provided, however, notwithstanding anything contained in this Section 2.01 to the contrary, for so long as any shares of Class A Common Stock are outstanding and entitled to elect Class A Directors, holders of shares of Class A Common Stock shall have the sole right to elect Class A Directors.

            SECTION 2.02. Resignations and Replacements. (a) If any Stockholder Director is removed or otherwise ceases to serve as a Director for any reason other than in accordance with the Certificate of Designation (a "Departing Stockholder Director") or Section 2.01(b) or 2.02(c), the parties hereto each shall use its best efforts to cause the vacancy created by such Director ceasing to serve to be filled by a Stockholder Director who shall serve out the remaining term of the Departing Stockholder Director, after which time, such Stockholder Director position shall be filled according to Section 2.01(b).

            (b) If any Otten Director is removed or otherwise ceases to serve as a Director for any reason (a "Departing Otten Director") other than in accordance with Section 2.01(c) or 2.02(d), the parties hereto each shall use its best efforts to cause the vacancy created by such Director ceasing to serve to be filled by an Otten Director who shall serve out the remaining term of the Departing Otten Director, after which time, such Otten Director position shall be filled according to Section 2.01(c).

            (c) In the event that at any time any Stockholder Director is elected or appointed to the Board pursuant to Section 2.01(b) and the number of Stockholder Directors is greater than the number of Directors that the Stockholders have the right to designate by virtue of Section 2.01(b) of this Agreement, then that excess number of Stockholder Directors (starting with any Class A Director that is a Stockholder Director or, in the event that no Stockholder Director is a Class A Director, starting with the Stockholder Director with the longest remaining term of office) shall be deemed to have resigned immediately upon the occurrence of such event such that the remaining number of Stockholder Directors, if any, conform to the provisions of this Agreement, and the Stockholders or Mr. Otten, as the case may be, shall take all action promptly to effect the resignation or removal of such Director. The parties hereto each shall use its best efforts to cause the vacancy created by such Stockholder Director ceasing to serve to be filled by an Independent individual recommended by the Nominating Committee and approved by the Board or, in the case of a Class A Director, to be filled by a designee of Mr. Otten.

            (d) In the event that at any time any Otten Director is elected or appointed to the Board pursuant to Section 2.01(c) and the number of Otten Directors is greater than the number of Directors that Mr. Otten has the right to designate by virtue of Section 2.01(c) of this Agreement, then that excess number of Otten Directors (starting with the Otten Director with the longest remaining term of office) shall be deemed to have resigned immediately upon the occurrence of such event such that the remaining number of Otten Directors, if any, conform to the provisions of this Agreement, and the Stockholders or Mr. Otten, as the case may be, shall take all action promptly to effect the resignation or removal of such Director. The parties hereto each shall use its best efforts to cause the vacancy created by such Otten Director ceasing to serve to be filled by an Independent individual recommended by the Nominating Committee and approved by the Board.

            SECTION 2.03. Rights of Estate of Mr. Otten. Mr. Otten hereby agrees and hereby directs his estate that in the event of his death, all of his shares of Class A Common Stock shall be converted into Common Stock effective as the date of such death.

            SECTION 2.04. Committees Generally; Nominating Committee. (a) For so long as the Stockholders Beneficially Own at least 20% of the outstanding shares of Common Stock (on a Fully Diluted Basis), each of the parties hereto shall use its best efforts to cause the Nominating Committee to have two members and to cause one Stockholder Director (i) to serve as a member of each committee of the Board, (ii) to serve as a member of the board of directors of each of ASC East, Inc., ASC West, Inc., ASC Utah and American Skiing Company Resort Properties, Inc. or any other board or comparable body necessary to manage any subsidiary of the Company, whether existing now or created after the date hereof, that is material to the Company and its subsidiaries, taken as a whole (together, the "Material Subsidiaries") and (iii) to serve as a
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                                        9

member of each committee of the board of directors of the Material Subsidiaries; provided, however, that if any applicable law or regulation of the NYSE (or other exchange on which the Common Stock is listed) shall prohibit the Board from appointing any of the Stockholder Directors to serve on any committee, this Agreement shall not require any Stockholder Director to serve on such committee; provided, further, however, that in such event, the Company and Mr. Otten shall consult with the Stockholders and each shall use its best efforts to ensure that the Stockholders are able to achieve a level of participation in the operation of the Board and the boards of each of the Material Subsidiaries that is substantially similar to such committee representation and to otherwise preserve the rights described in this Section 2.04.

            (b) Each of the parties hereto shall use its best efforts to cause the Board (i) to approve any Independent individual recommended by the Nominating Committee for election to the Board and (ii) to recommend to the stockholders of the Company that such nominee be elected to the Board.

            (c) For so long as there shall be at least one Otten Director and Mr. Otten is the Company's chief executive officer, each of the parties hereto shall use its best efforts to cause at least one Otten Director to be a member of the Nominating Committee.

            SECTION 2.05. Meetings; Budget; Board Fees and Expenses. (a) The Board shall meet at least four times during each fiscal year, except that there shall be at least six meetings of the Board during the first fiscal year following the issuance of the Series B Preferred.

            (b) Beginning January 1, 2000, proposals for the Budget (as hereinafter defined) shall be presented to the Board by management of the Company at least 60 days prior to the beginning of the Company's fiscal year. The parties hereto each shall use its best efforts to cause the Board to approve a Budget conforming to Section 3.02(a)(i) prior the beginning of each fiscal year. At each meeting of the Board, the Budget approved for the current fiscal year shall be reported on and updated and any additional "material" (as "materiality" is described in Section 3.02(a)(i)(E)) changes to the Budget since the previous Board meeting will be subject to Board approval.

            (c) The Stockholder Directors shall be entitled to receive compensation in the same amount as the Company's other non-employee Directors and to be reimbursed for all reasonable expenses related to attending meetings and performing other customary duties incident to their directorship. The Otten Directors shall be entitled to receive compensation in their capacity as Directors in the same amount as the Company's other non-Stockholder Directors receive in their capacity as Directors as set forth in the By-Laws and to be reimbursed all reasonable expenses related to attending meetings and performing other customary duties incident to their directorship.
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                                       10

            SECTION 2.06. Termination of Executives. Any decision to terminate the chief operating officer, president (other than Mr. Otten), chief financial officer or the general counsel of the Company or the chief operating officer (or equivalent position) of American Skiing Company Resort Properties, Inc. (each, an "Executive") will be made by Mr. Otten for so long as he continues to serve as the Company's chief executive officer; provided, however, that before terminating any Executive, Mr. Otten must (i) seek the approval of the Executive Committee of such termination at a duly called meeting and (ii) in the event that the Executive Committee does not approve such termination, seek the approval of the Board of such termination at a duly called meeting, after which time Mr. Otten may terminate such Executive without any such approval.

            SECTION 2.07. Employee Plans. No Employee Plan will be adopted or amended in any material respect unless it has been approved by the compensation and stock option committee of the Board, such approval to include the affirmative vote of at least one Stockholder Director.

            SECTION 2.08. Removal of Chief Executive Officer. Each of the parties hereto shall use its best efforts to cause the Board to amend the By-laws of the Company to require that the termination of the chief executive officer of the Company will require either (i) the affirmative vote of at least seven Directors, in the event that there are 11 Directors, (ii) the affirmative vote of at least six Directors (including at least one Independent Director), in the event that there are 10 Directors, (iii) the affirmative vote of at least two-thirds of the Directors (including at least one Independent Director), in the event that there are fewer than 10 Directors or (iv) the affirmative vote of at least a majority of the Directors (including at least one Independent Director), in the event that there are more than 11 Directors.

                                   ARTICLE III

                                  VOTING RIGHTS

            SECTION 3.01. Voting Restrictions. (a) Mr. Otten agrees to vote the shares of Common Stock or Class A Common Stock Beneficially Owned by him to effect the terms of Article II of this Agreement and on other matters to vote in a manner consistent with the terms of this Agreement.

            (b) The Stockholders agree to vote any shares of Common Stock or Series B Preferred Beneficially Owned by the Stockholders to effect the terms of
Article II of this Agreement and on other matters to vote in a manner consistent with the terms of this Agreement.

            SECTION 3.02. Special Board Rights. (a) For so long as the Stockholders Beneficially Own at least 20% of the outstanding shares of Common Stock (on a Fully Diluted Basis), the Company shall not take the actions listed in clauses (i) through (ix) below without the
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                                       11

affirmative vote of at least one Stockholder Director, either as part of the vote of the full Board or the Executive Committee.

            (i) Approval of an annual operating and capital budget, which shall include operating plans, detailed capital expenditure plans and a business plan (the "Budget"), which Budget will include, without limitation:

                  (A) detailed operating assumptions relating to, without
            limitation, (1) pricing, (2) expected skier visits, (3) an explanation of changes in operating cost from the prior year, (4) head-count and expected seasonal head-count, (5) departmental "sales, general and administrative" expenses, including marketing plans and related budgets, and (6) a detailed analyses of all required capital expenditures, including return on investment analysis and a prioritization of both growth and maintenance capital expenditures;

                  (B) planned material acquisitions, divestitures and other
            development decisions (1) involving more than $2,000,000 in the aggregate or (2) reasonably expected to have an impact of 5% or more on the Company's consolidated revenues or earnings;

                  (C) overall corporate strategy, including actions that involve repositioning the Company, commencing new lines of business or significantly expanding lines of existing business (other than the skiing business) or making material investments in joint ventures or non-controlled operating companies;

                  (D) requirements for capital in accordance with the Budget, including, without limitation, planned material financings (whether in the form of debt or equity), including (1) issuance of debt or equity securities, (2) entering into material new credit or financing agreements, (3) materially increasing lines of credit or making material changes in existing credit arrangements, (4) pledging material assets, (5) the payment of dividends on outstanding capital stock of the Company and (6) any redemption or repurchase of capital stock of the Company, other than (x) the redemption or repurchase of the Series B Preferred and (y) redemptions in accordance with the terms of an Employee Plan; and

                  (E) a "materiality" standard for variations in the Budget
            requiring Board approval.

            (ii) Significant executive personnel decisions (other than terminations), including, without limitation, hiring decisions or decisions materially changing the compensation or responsibilities of any Executive and the chief executive officer of the Company.

            (iii) Material actions that are likely to affect the Company's operating and strategic direction that are reasonably expected or likely to have an impact of 5% or more on the Company's consolidated revenues or earnings.

            (iv) Any amendment to the Articles of Incorporation or By-laws.

            (v) Any voluntary liquidation, dissolution, winding up, recapitalization or reorganization of the Company.

            (vi) Initiation of material litigation other than with respect to any counterclaim made by the Company in response to any claim made by a third party.

            (vii) Any merger, consolidation or other business combination of the Company with or into another Person or any sale of all or substantially all the assets of the Company or any of its Material Subsidiaries.

            (viii) Material changes to or reduction in insurance coverage.

            (ix) Material financing or capital markets activity not expressly provided in the Budget.

            (b) The Stockholders shall use their best efforts to cause the Stockholder Directors to abstain from voting on all matters in which the Stockholders have an interest that differs from those of the Company's other stockholders in accordance with applicable law and customary corporate practice, including, without limitation, matters relating to any (i) dividend on the Series B Preferred (other than as part of the Budget approval process provided in Section 3.02(a)(i)), (ii) redemption of the Series B Preferred, (iii) amendment of or waiver under any agreement to which any Stockholder or Affiliate or Associate thereof is a party or (iv) any other transaction between the Company and/or any of its Subsidiaries or other Affiliates and any Stockholder and/or any Affiliate or Associate thereof.

            (c) Mr. Otten shall use his best efforts to cause the Otten Directors to abstain from voting on all matters in which such Directors have an interest that differs from those of the Company's other stockholders in accordance with applicable law and customary corporate practice, including, without limitation, matters relating to (i) any amendment of or waiver under any agreement to which any such Otten Director or any Affiliate or Associate of such Otten Director is a party or (ii) any other transaction between the Company and/or any of its Subsidiaries or other Affiliates and any such Otten Director and/or any Affiliate or Associate of such Director.

                                   ARTICLE IV

                              STANDSTILL PROVISIONS

            SECTION 4.01. Ownership of the Series B Preferred. The Stockholders severally and not jointly, represent and warrant to all other parties hereto that the Stockholders, together with their Affiliates and Associates, Beneficially Own in the aggregate, as of the date hereof, 150,000 shares of Series B Preferred and no other securities of the Company.

            SECTION 4.02. Transfer Restrictions. (a) Until the earlier of (i) August 6, 2000 or (ii) the occurrence of a Change of Control, the Stockholders and Mr. Otten shall not, and shall cause their Permitted Transferees not to, directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of ("Transfer") any Restricted Securities, except (A) to an Affiliate that expressly assumes all of such Stockholder's or Mr. Otten's, as the case may be, obligations under this Agreement (with respect to any Stockholder, a "Stockholder Permitted Transferee", with respect to Mr. Otten, an "Otten Permitted Transferee", and together with the Stockholder Permitted Transferees, "Permitted Transferees") following the delivery of written notice of such Transfer to the Company, (B) any Transfer from Mr. Otten or any Otten Permitted Transferee to ING (or its successor) pursuant to the terms of the Pledge Agreement or any sale by Mr. Otten or any Otten Permitted Transferee to any third party if all of the net after tax proceeds from such sale are used to repay indebtedness under the Credit Agreement dated as of November 10, 1997 between Mr. Otten and ING, including any amendment, replacement or refinancing thereof, (C) any Transfer by the estate of Mr. Otten or any Otten Permitted Transferee following Mr. Otten's death, (D) any Transfer by Mr. Otten or any Otten Permitted Transferee, which together with all other Transfers by Mr. Otten or any Otten Permitted Transferee during the immediately preceding 12 months (other than pursuant to clause (B) above), does not exceed 10% of the number of shares of Common Stock Beneficially Owned by Mr. Otten and the Otten Permitted Transferees on the date hereof, (E) any Transfer by Mr. Otten or any Otten Permitted Transferee at any time following the termination of Mr. Otten's employment with the Company as chief executive officer, (F) in transactions (including tender offers and exchange offers) either (1) approved by the Board or (2) with respect to the Stockholders or any Stockholder Permitted Transferees only, in which Mr. Otten Transfers any Restricted Securities (other than pursuant to clauses (B)-(E) above) and (G) any pledge of Restricted Securities; provided, however, that in the event of a material breach or default under this Agreement, the Voting Agreement or the Subscription Agreement (x) by Mr. Otten or the Company, then any Stockholder or any Stockholder Permitted Transferee may Transfer Restricted Securities or (y) by any of the Stockholders, then Mr. Otten or any Otten Permitted Transferee may Transfer Restricted Securities, in each case, subject only to the restrictions contained in Section 4.02(b).

            (b) Notwithstanding paragraph (a) above, the Stockholders, Mr. Otten and the Permitted Transferees shall not Transfer any Restricted Securities (i) except through private or public sales that comply with applicable securities laws, (ii) to Persons (or any other reasonably foreseeable subsequent transferee) who, to the knowledge of any of the Stockholders, Mr. Otten or their Permitted Transferees, as the case may be, following such Transfer would Beneficially Own 10% or more of the outstanding shares of Common Stock (on a Fully Diluted Basis) or (iii) to a Person (A) that is a direct competitor in any major line of business of the Company or its Subsidiaries or (B) whose ownership of the Restricted Securities could reasonably be expected, in the opinion of the Board, to materially disadvantage the businesses of the Company and its Subsidiaries or could reasonably be expected to have an adverse effect on the future profitability of the Company and its Subsidiaries, taken as a whole.

            (c) Each Stockholder agrees not to, directly or indirectly, Transfer its interests in any Stockholder Permitted Transferee so that it ceases to be a Stockholder Permitted Transferee unless prior thereto the Restricted Securities held by such entity are transferred to any Stockholder or one or more Stockholder Permitted Transferees.

            (d) Mr. Otten agrees not to, directly or indirectly, Transfer his interests in any Otten Permitted Transferee so that it ceases to be an Otten Permitted Transferee unless prior thereto the Restricted Securities held by such entity are transferred to Mr. Otten or one or more Otten Permitted Transferees.

            (e) No transferee (other than a Stockholder, Mr. Otten or their Permitted Transferees) of Restricted Securities shall be entitled to any of the rights set forth under this Agreement by virtue of its ownership of such Restricted Securities.

            (f) Any attempted Transfer in violation of this Section 4.02 shall be null, void and of no force and effect, and the Company shall not give effect to any such attempted Transfer.

            SECTION 4.03. Acquisition of Additional Shares; Other Restrictions. During the Standstill Period, except with the prior approval of a majority of the Directors who are not Stockholder Directors and except as expressly permitted by this Agreement or any amendment hereto, the Stockholders shall not, directly or indirectly, and shall cause the Stockholder Permitted Transferees not to, directly or indirectly:

                  (a) acquire, announce an intention to acquire, offer to acquire, or enter into any agreement, arrangement or undertaking of any kind the purpose of which is to acquire, by purchase, exchange or otherwise (i) Beneficial Ownership of any shares of Common Stock or any other security convertible into, or any option, warrant or right to acquire, Common Stock, if such acquisition would cause the Beneficial Ownership of the Stockholders and the Stockholder Permitted Transferees to be (A) more than 49.9% of the outstanding shares of Common Stock (on a Fully Diluted Basis) if prior to such transaction the Stockholders and the Stockholder Permitted Transferees Beneficially Own 40% or more of the outstanding shares of Common Stock (on a Fully Diluted Basis) or (B) more than 40% of the outstanding shares of Common Stock (on a Fully Diluted

      Basis) if prior to such transaction the Stockholders and the Stockholder Permitted Transferees Beneficially Own less than 40% of the outstanding shares of Common Stock (on a Fully Diluted Basis) (each of the percentages described in clauses (A) and (B) above being hereinafter referred to, as applicable, as the "Maximum Stockholder Stock Ownership Percentage"), (ii) one-third or more of the outstanding shares of Senior Preferred Stock or
      (iii) a significant portion of the assets of the Company or any of its Affiliates. With respect to clause (i) above, any increase in Beneficial Ownership by the Stockholders and any Stockholder Permitted Transferees resulting from any Accretion Amounts (as such term is defined in the Certificate of Designation), from any dividend in the form of Common Stock made with respect to the Conversion Stock, or from any repurchase of Common Stock by the Company shall not be included in the Maximum Stock Ownership Percentage; provided, however, that in all cases, the Stockholders may acquire securities of the Company pursuant to Section
      4.05 or pursuant to the issuance of any dividends on Common Stock.

                  (b) solicit, or participate in any solicitation of, proxies with respect to any Common Stock or other voting securities of the Company, or become a "participant" in a "solicitation" (as such terms are defined in Rule 14A of the Exchange Act) in opposition to any matter that has been recommended by a majority of the Directors or in favor of any matter that has not been approved by a majority of the Directors unless the Company or Mr. Otten has breached any material provision of Article II or Article III (which breach shall not have been cured within 10 Business Days following receipt by the breaching party of written notice of such breach);

                  (c) propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals, seek or solicit support for (whether publicly or privately) any written consent of stockholders of the Company, attempt to call a special meeting of stockholders, nominate or attempt to nominate any Person for election as a Director (except in accordance with Article II), or seek the removal or resignation of any Director (except in accordance with Article II), in each case in opposition to any matter that has been recommended by a majority of the Directors or in favor of any matter that has not been approved by a majority of the Directors unless the Company or Mr. Otten has breached any material provision of Article II or Article III (which breach shall not have been cured within 10 Business Days following receipt by the breaching party of written notice of such breach);

                  (d) deposit any securities of the Company into a voting trust or similar agreement or subject any securities of the Company to any arrangement or agreement with respect to the voting of such Common Stock other than an agreement or arrangement solely among the Stockholders and the Stockholder Permitted Transferees;

                  (e) take any action to form, join or in any way participate in any partnership, limited partnership, syndicate or other Group with respect to Common Stock or otherwise act in concert with any Person for the purpose of circumventing the provisions or purposes of this Agreement;

                  (f) unless the Company is the subject of a bona fide unsolicited tender offer, exchange offer or other takeover attempt, propose (or publicly announce or otherwise disclose an intention to propose), any tender or exchange offer, merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Company;

                  (g) solicit, offer, seek to effect, negotiate with or provide any confidential information relating to the Company or its business to any other Person with respect to any tender or exchange offer, merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Company;

                  (h) make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement in a manner that requires public disclosure by any of the parties hereto; or

                  (i) announce an intention to do, or solicit, assist, prompt, induce or attempt to induce any Person to do, any of the actions restricted or prohibited under subparagraphs (a) through (h) above.

            SECTION 4.04. Additional Shares. All shares of Restricted Securities acquired by any of the parties hereto or the Permitted Transferees pursuant to or in compliance with this Article IV or as a result of a recapitalization of the Company, or any Accretion Amount (as such term is defined in the Certificate of Designation) or stock dividends or any other action taken by the Company, shall be subject to all of the terms, covenants and conditions of this Agreement.

            SECTION 4.05. Anti-Dilutive Rights. (a) Except as provided in
Section 4.05(c) below, the Company shall not issue, sell or transfer to any Person any Common Stock or securities convertible into, or exercisable for, Common Stock unless the Stockholders, Mr. Otten and any Permitted Transferees are offered in writing the right to purchase, at the same price and on the same terms proposed to be issued and sold, an amount of such Common Stock or other securities (the "Maintenance Securities") as is necessary for each of the Stockholders, Mr. Otten and any Permitted Transferees to maintain, individually, the same level of its respective percentage Beneficial Ownership of Common Stock (on a Fully Diluted Basis) as it owned immediately prior to such issuance ("Anti-Dilutive Rights"). In the case of a public offering, the Company shall, as part of its offer, provide a copy of any preliminary prospectus containing either the indicative price range of the offered securities or trading information relating to the offered securities, as the case may be, and other information concerning the offering reasonably requested by the Stockholders, Mr. Otten or any Permitted Transferee. The Stockholders, Mr. Otten and any Permitted Transferee shall have the right, during the period specified in Section 4.05(b), to accept the offer for any or all of the Maintenance Securities offered to each of them on their own behalf or on behalf of any Affiliate (and, in the case of Oak Hill, on behalf of Oak Hill Securities Fund, L.P.) not otherwise accepting such offer to acquire Maintenance Securities under this Section 4.05.

            (b) If any Stockholder, Mr. Otten or any Permitted Transferee does not deliver to the Company written notice of acceptance of any offer made pursuant to Section 4.05(a) with respect to a public offering within five Business Days after receipt by such Stockholder, Mr. Otten, or any Permitted Transferee, as the case may be, of a preliminary prospectus (filed with the SEC as part of a registration statement) containing the pricing information indicated in Section 4.05(a) above, or, with respect to any transaction other than a public offering, within 15 Business Days after receipt of such offer by such Stockholder, Mr. Otten, or any Permitted Transferee, as the case may be, such Stockholder, Mr. Otten or Permitted Transferee shall be deemed to have waived its or his, as the case may be, right to purchase all or any part of its Maintenance Securities as set forth in such offer but such Stockholder, Mr. Otten or any such Permitted Transferee shall retain its or his, as the case may be, rights under this Section 4.05 with respect to future offers.

            (c) The Anti-Dilutive Rights set forth above shall not apply to (i) the grant or exercise of options to purchase Common Stock or the issuance of shares of Common Stock to employees or Directors of the Company or any of its Subsidiaries or otherwise pursuant to an Employee Plan or similar plan whether in existence on the date hereof or otherwise duly adopted by the Board hereafter (whether or not such options were issued prior to the date hereof, or are hereafter issued), (ii) the issuance of warrant shares, or of shares of Common Stock issuable upon exercise of any option, warrant, convertible security or other rights to purchase or subscribe for Common Stock which, in each case, had been issued prior to the date hereof or in compliance with Section 4.05(a) or
Section 4.05(c)(i), (iii) securities issued pursuant to any stock split, stock dividend or other similar stock recapitalization or (iv) securities issued by the Company for any consideration other than cash as may be approved by the Board.

            (d) A closing for the purchase of such Maintenance Securities pursuant to this Section 4.05(d) shall occur on the later of (i) the date on which such public or private issuance occurs and (ii) such date as may be mutually agreed to by the Company, Mr. Otten, any Otten Permitted Transferee and Oak Hill on behalf of any Stockholder and any Stockholder Permitted Transferee, as the case may be, and shall take place at the offices of the Company or at such other reasonable location as the Company may otherwise notify any Stockholder, Mr. Otten and/or any Permitted Transferee, as the case may be, at the time specified by the Company in such notice provided to any Stockholder, Mr. Otten or any Permitted Transferee, as the case may be, at least five days prior to such closing date. In connection with such closing, the Company, Mr. Otten, any Stockholder or any Permitted Transferee, as the case may be, shall provide such closing certificates and other closing deliveries provided in the transaction giving rise to the rights specified in Section 4.05.

                                    ARTICLE V

                               REGISTRATION RIGHTS

            SECTION 5.01. Restrictive Legend. Each certificate representing the Series B Preferred or Conversion Stock shall, except as otherwise provided in this Article V, be stamped or otherwise imprinted with legends substantially in the following form:

      THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

      THE SECURITY REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CERTAIN RESTRICTIONS ON VOTING CONTAINED IN THE STOCKHOLDERS' AGREEMENT, DATED AUGUST 6, 1999, AS THE SAME MAY BE AMENDED, AMONG THE COMPANY AND CERTAIN STOCKHOLDERS LISTED ON THE SIGNATURE PAGES THEREOF.

A certificate shall not bear the Securities Act legend or the legend regarding this Agreement, as the case may be, if in the opinion of counsel satisfactory to the Company (it being agreed that Shearman & Sterling shall be satisfactory) the securities being sold thereby may be publicly sold without registration under the Securities Act or may be sold without being subject to the restrictions on sale specified in Article IV.

            SECTION 5.02. Notice of Proposed Transfer. Prior to any proposed Transfer of any shares of Registrable Stock (other than under the circumstances described in Section 5.03, 5.04 or 5.05), permitted under Article IV, the holder thereof shall give written notice to the Company of its intention to effect such Transfer. Each such notice shall describe the manner of the proposed Transfer and, if known, the identity of the proposed transferee and, if requested by the Company, shall be accompanied by an opinion of counsel satisfactory to the Company to the effect that the proposed Transfer may be effected without registration under the Securities Act, whereupon the holder of such stock shall be entitled to Transfer such stock in accordance with the terms of its notice, subject in any event to the restrictions in Article IV; provided, however, that no such opinion of counsel shall be required for a Transfer to one or more Permitted Transferees subject in any event to the restrictions in Article IV. Each certificate representing

Registrable Stock transferred as above provided shall bear the legends set forth in Section 5.01, except that such certificate shall not bear such legends if (i) such Transfer is in accordance with the provisions of Rule 144 of the Securities Act (or any other rule permitting public sale without registration under the Securities Act, but not Rule 144A) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to Transfer such securities in a public sale without registration under the Securities Act. The restrictions provided for in this Section 5.02 shall not apply to securities that are not required to bear the legends prescribed by Section 5.01 in accordance with the provisions of Section 5.01.

            SECTION 5.03. Request for Registration. (a) Subject to the provisions of Article IV, at any time after August 6, 2000, one or more Holders of Registrable Stock (the "Initiating Holders") may request in a written notice (which notice shall state the number of shares of Registrable Stock to be so registered and the intended method of distribution) that the Company file a registration statement under the Securities Act (or a similar document pursuant to any other statute then in effect corresponding to the Securities Act) covering the registration of any or all Registrable Stock held by such Initiating Holders in the manner specified in such notice; provided, however, that there must be included in such registration at least 10% of the Registrable Stock issued (or any lesser percentage if the anticipated aggregate offering price would exceed $25 million). Following receipt of any notice under this
Section 5.03, the Company shall (x) within 30 days notify all other Holders of such request in writing and (y) use its best efforts to cause to be registered under the Securities Act all Registrable Stock that the Initiating Holders and such other Holders have, within ten days after the Company has given such notice, requested be registered in accordance with the manner of disposition specified in such notice by the Initiating Holders.

            (b) If the Initiating Holders intend to have the Registrable Stock distributed by means of an underwritten offering, the Company shall include such information in the written notice referred to in clause (x) of paragraph (a) above. In such event, the right of any Holder to include its Registrable Stock in such registration shall be conditioned upon such Holder's participation in such underwritten offering and the inclusion of such Holder's Registrable Stock in the underwritten offering (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided below. All Holders proposing to distribute Registrable Stock through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters. Such underwriter or underwriters shall be selected by a majority in interest of the Initiating Holders and shall be approved by the Company, which approval shall not be unreasonably withheld.

            (c) Notwithstanding any provision of this Agreement to the contrary,

            (i) the Company shall not be required to effect a registration pursuant to this Section 5.03 during the period starting with the date which is 30 days prior to the date of the initial public filing by the Company of, and ending on a date that is 120 days following the effective date of, a registration statement pertaining to a public offering of securities for the account of the Company or on behalf of the selling stockholders under any other registration rights agreement that the Holders have been entitled to join pursuant to Section 5.04; provided, however, that the Company shall actively employ in good faith all reasonable efforts to cause such registration statement to become effective as promptly as practicable;

            (ii) if (A)(i) the Company is in possession of material nonpublic information relating to the Company or any of its Subsidiaries and (ii) the Company determines in good faith that public disclosure of such material nonpublic information would not be in the best interests of the Company and its stockholders, (B)(i) the Company has made a public announcement relating to an acquisition or business combination transaction that includes the Company and/or one or more of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole and (ii) the Company determines in good faith that (x) offers and sales of Registrable Stock pursuant to any registration statement prior to the consummation of such transaction (or such earlier date as the Company shall determine) is not in the best interests of the Company and its stockholders or (y) it would be impracticable at the time to obtain any financial statements relating to such acquisition or business combination transaction that would be required to be set forth in a registration statement or (C) the Company shall furnish to such Holders a certificate signed by the president of the Company stating that in the good faith opinion of the Board such registration would interfere with any material transaction or financing, confidential negotiations, including, without limitation, negotiations relating to an acquisition or business combination transaction, or business activities then being pursued by the Company or any of its Subsidiaries, then, in any such case, the Company's obligation to use all reasonable efforts to file a registration statement shall be deferred, or the effectiveness of any registration statement may be suspended, in each case for a period not to exceed 120 days; provided, however, that the Company may not delay the filing or suspend the effectiveness of any registration statement under this Section 5.03(ii) on more than one occasion in any consecutive twelve-month period;

            (iii) the Company shall not be required to effect a registration pursuant to this Section 5.03 if the Registrable Stock requested by all Holders to be registered pursuant to such registration are included in, and eligible for sale under, a Shelf Registration (as defined below); and

            (iv) the Company shall not be required to effect a registration pursuant to this Section 5.03 more than one time in any consecutive twelve-month period.

            (d) With respect to any registration pursuant to this Section 5.03, the Company may include in such registration any of its primary securities sold on its own behalf or securities being offered by ING pursuant to the ING Registration Rights Agreement. If, in the opinion of the managing underwriter (or, in the case of a non-underwritten offering, in the opinion of the Company), the total amount of all securities to be registered, including Registrable Stock, will exceed the maximum amount of the Company's securities which can be marketed (i) at a price reasonably related to the then current market value of such securities, and (ii) without otherwise materially and adversely affecting the entire offering, then subject to the registration rights of the holders of the Senior Preferred Stock and ING, the Company securities and Registrable Stock to be included in such registration shall be included in the order as set forth in clauses (1) and (2) below:

            (1) In any registration pursuant to this Section 5.03 where the Stockholders are the Initiating Holders:

                  (A) first, any securities of the Initiating Holders;

                  (B) second, any securities offered by the Company; and

                  (C) third, other Holders requesting registration of Registrable Stock in proportion (as nearly as practicable) to the amount of Registrable Stock requested to be included by such Holder at the time of filing the registration statement.

            (2) In any registration pursuant to this Section 5.03 where Mr. Otten is the Initiating Holder:

                  (A) first, any securities of the Company; and

                  (B) second, any securities of Holders requesting registration of Registrable Stock, in proportion (as nearly as practicable) to the amount of Registrable Stock requested to be included by such Holder at the time of filing the registration;

Notwithstanding clause (2) above, but subject to the registration rights of the holders of the Senior Preferred Stock and ING, Mr. Otten, his estate or the Otten Permitted Transferees, as the case may be, shall have priority over the Company and each other Holder in selling any and all of their shares of Registrable Stock on one occasion within two years following Mr. Otten's (1) termination or resignation from the office of chief executive officer of the Company or (2) death.

            (e) The Company shall not be obligated to effect and pay for more than four registrations of the Stockholders (two of which may be Shelf Registrations requested pursuant to Section 5.05) and three registrations of Mr. Otten (one of which may be a Shelf Registration requested pursuant to Section 5.05) pursuant to this Section 5.03; provided, however, that a registration requested by any Holder pursuant to this Section 5.03 shall not be deemed to have been effected for purposes of this Section 5.03(e) unless (i) it has been declared effective by the SEC, (ii) it has remained effective for the period set forth in Section 5.06(a), (iii) the offering of Registrable Stock pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the SEC (other than any such stop order, injunction, or other requirement of the SEC prompted by any act or omission of Holders of Registrable Stock) and (iv) such Holder was permitted to include in such registration at least one-half of the Registrable Stock requested by it or him, as the case may be, to be included in such registration.

            SECTION 5.04. Incidental Registration. (a) Subject to Section 5.09 and to the registration rights of the holders of the Senior Preferred Stock and ING, if at any time the Company determines that it shall file a registration statement under the Securities Act for the registration of Common Stock (other than a registration statement on a Form S-4 or S-8 or an offering of securities solely to the Company's existing stockholders) on any form that would also permit the registration of the Registrable Stock and such filing is to be on its behalf or on behalf of selling holders of its securities for the general registration of Common Stock to be sold for cash, the Company shall each such time promptly give the Holders written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than 15 days from the date of such notice, and advising the Holders of their right to have Registrable Stock included in such registration. In the case of a registration statement to be filed on behalf of selling holders of its securities, the Company shall also indicate in such notice whether it will be registering securities on its own behalf as part of such registration statement. Upon the written request of any Holder received by the Company not later than 15 days after the date of the Company's notice (which request shall state the number of Registrable Shares to be so registered and the intended method of distribution), the Company shall, subject to Section 5.04(b) below, use all reasonable efforts to cause to be registered under the Securities Act all of the Registrable Stock that each such Holder has so requested to be registered; provided, however, that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 5.04 without obligation or liability to such Holder.

            (b) If, in the opinion of the managing underwriter (or, in the case of a non-underwritten offering, in the opinion of the Company), the total amount of such securities to be so registered, including such Registrable Stock, will exceed the maximum amount of the Company's securities which can be marketed (i) at a price reasonably related to the then current market value of such securities and (ii) without otherwise materially and adversely affecting the entire offering, then subject to the registration rights of the holders of the Senior Preferred Stock and ING, the Company securities and Registrable Stock to be included in such registration shall be included in the following order:

      (A) first, any securities of the Company;

      (B) second, any Registrable Stock of the Stockholders or the Stockholder Permitted Transferees; and

      (C) third, any Registrable Stock of Mr. Otten or the Otten Permitted Transferees or any other stockholder hereafter granted incidental registration rights in proportion (as nearly as practicable) to the amount of Registrable Stock requested to be included by Mr. Otten, the Otten Permitted Transferees or such stockholders at the time of the filing of the registration statement.

            SECTION 5.05. Shelf Registration. (a) An Initiating Holder may use registration rights granted pursuant to Section 5.03, subject to the limitations of paragraphs (d) and (e) of Section 5.03, to request that the Company file a "shelf" registration statement pursuant to Rule 415 under the Securities Act or any successor rule (the "Shelf Registration") with respect to the Registrable Stock. The Company shall (i) use all reasonable efforts to have the Shelf Registration filed within 30 days of such request and declared effective as soon as reasonably practicable following such request and (ii) subject to Section 5.03(c)(iii), use all reasonable efforts to keep the Shelf Registration continuously effective from the date that such Shelf Registration is declared effective until at least the earlier of such time as (A) all such Registrable Stock has been sold thereunder or (B) the second anniversary of such effective date in order to permit the prospectus forming a part thereof to be usable by Holders during such period.

            (b) Subject to Section 5.03(c)(iii), the Company shall supplement or amend the Shelf Registration, (i) as required by the registration form utilized by the Company or by the instructions applicable to such registration form or by the Securities Act, (ii) to include in such Shelf Registration any additional securities that become Registrable Stock by operation of the definition thereof and (iii) following the written request of an Initiating Holder pursuant to
Section 5.05(c), to cover offers and sales of all or a part of the Registrable Stock by means of an underwriting. The Company shall furnish to the Holders of the Registrable Stock to which the Shelf Registration relates copies of any such supplement or amendment sufficiently in advance (but in no event less than five Business Days in advance) of its use or filing with the SEC to allow the Holders a meaningful opportunity to comment thereon.

            (c) The Holders may, at their election and upon written notice by an Initiating Holder to the Company, subject to the limitations set forth in
Section 5.03(c)(iii), effect offers and sales under the Shelf Registration by means of one or more underwritten offerings, in which case the provisions of
Section 5.03(b) shall apply to any such underwritten distribution of securities under the Shelf Registration and such underwriting shall, if sales of Registrable Stock pursuant thereto shall have closed, be regarded as the exercise of one of the registration rights contemplated by Section 5.03.

            SECTION 5.06. Obligations of the Company. Whenever required under Sections 5.03 and 5.05 to use all reasonable efforts to effect the registration and sale of any Registrable Stock under the Securities Act, the Company shall:

            (a) prepare and file with the SEC a registration statement with respect to such Registrable Stock (which shall be filed in no event later than 90 days after written notice requesting a registration statement under Section 5.03 or 5.05 has been received) and use all reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby determined as provided hereafter; provided, however, that the Company shall not be required to keep any Registration Statement (other than the Shelf Registration) effective more than 120 days;

            (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock covered by such registration statement;

            (c) furnish to the Holders such reasonable numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto) in conformity with the requirements of the Securities Act, any exhibits filed therewith and such other documents and information as they may reasonably request;

            (d) use all reasonable efforts to register or qualify the Registrable Stock covered by such registration statement under such other securities or "blue sky" laws of such jurisdiction within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of the Registrable Stock covered by the registration statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not, but for the requirements of this paragraph (except that the Company will use all reasonable efforts to register or qualify Registrable Stock in such additional jurisdictions as the Holder may request subject to the foregoing proviso and at the Holder's own expense), be obligated to do so; and provided further that the Company shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that any Holder submit any shares of its Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless such Holder agrees to do so;

            (e) promptly notify each Holder for whom such Registrable Stock is covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective as provided in
      Section 5.06(a) (or, in the case of the Shelf Registration, Section 5.05(a)) by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the Holders such supplemented or amended prospectus;

            (f) furnish, at the request of any Holder requesting registration of Registrable Stock pursuant to Section 5.03 or 5.05, if the method of distribution is by means of an underwriting, on the date that the Shares of Registrable Stock are delivered to the underwriters for sale pursuant to such registration or, if such Registrable Stock is not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Stock becomes effective, (1) a signed opinion, dated on or about such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Stock is not being sold through underwriters, then to the Holders making such request, as to such matters as such underwriters or the Holders holding a majority of the Registrable Stock included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction, and (2) letters dated on or about such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Stock is not being sold through underwriters, then to the Holders making such request and, if such accountants refuse to deliver such letters to such Holders, then to the Company (i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters (including information as to the period ending not more than five Business Days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Holders holding a majority of the Registrable Stock included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

            (g) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Stock to be so included in the registration statement;

            (h) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its securityholders, as soon as reasonably practicable, but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; and

            (i) use all reasonable efforts to list the Registrable Stock covered by such registration statement with any U.S. nationally recognized securities exchange on which the Common Stock is then listed.

For purposes of Sections 5.06(a) and 5.06(b), the period of distribution of Registrable Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Stock in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Stock covered thereby and six months after the effective date thereof.

            SECTION 5.07. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Article V of this Agreement that the Holders shall furnish to the Company such information regarding themselves, the Registrable Stock held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

            SECTION 5.08. Expenses of Registration. All expenses incurred in connection with each registration pursuant to Sections 5.03, 5.04 and 5.05 of this Agreement, excluding underwriters' discounts and commissions, but including, without limitation, all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incidental to such performance and compliance), fees of the National Association of Securities Dealers, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or "blue sky" laws, and fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (which counsel, subject to the registration rights of holders of the Senior Preferred Stock and ING, shall be selected by the Holders holding a majority in interest of the Registrable Stock being registered), shall be paid by the Company; provided, however, that if a registration request pursuant to Section 5.03 or

5.05 is subsequently withdrawn by the Holders the Company shall not be required to pay any expenses of such registration proceeding, and such withdrawing Holders shall bear such expenses. The Holders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account and the fees and disbursements of any additional counsel in connection with any registrations, filings and qualifications made pursuant to this Agreement.

            SECTION 5.09. Underwriting Requirements. In connection with any underwritten offering, the Company shall not be required under Section 5.04 to include shares of Registrable Stock in such underwritten offering unless the Holders of such shares of Registrable Stock accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Stockholders.

            SECTION 5.10. Indemnification. In the event any Registrable Stock is included in a registration statement under this Agreement:

            (a) The Company shall indemnify and hold harmless each Holder, such Holder's directors and officers, agents of such Holder, each person who participates in the offering of such Registrable Stock, including underwriters (as defined in the Securities Act), and each Person, if any, who controls such Holder or participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act, the Exchange Act, state securities or "blue sky" laws or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Holder, such Holder's directors and officers, agents, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for Mr. Otten and any Otten Permitted Transferee and one counsel for the Stockholders and any Stockholder Permitted Transferee, as the case may be, all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company; provided further that the Company shall not be liable to any Holder, such Holder's directors and officers, agents, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder's directors and officers, agents, participating person or controlling person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder's directors and officers, agents, participating person or controlling person, and shall survive the Transfer of such securities by such Holder.

            (b) Each Holder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers, each Person, if any, who controls the Company within the meaning of the Securities Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act, Exchange Act, state securities or "blue sky" laws or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this
      Section 5.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder; and provided further that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the Shares sold by such Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder from the sale of Registrable Stock covered by such registration statement.

            (c) Promptly after receipt by an indemnified party under this
      Section 5.10 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.10, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in this
      Section 5.10, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.

            (d) To the extent any indemnification by an indemnifying party is prohibited or limited by applicable law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether or not any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

            The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.10(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

            SECTION 5.11. Lockup. Each Holder shall, in connection with any registration of the Company's securities, upon the request of the Company or the underwriters managing any underwritten offering of the Company's securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Stock (other than (i) the Registrable Stock included in such registration or (ii) as permitted by clause (B) of Section 4.02(a)), without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from 60 days prior to the effective date of such registration to such time as the Company or the underwriters may specify; provided, however, that (x) all Executives and Directors shall also have agreed not to effect any sale, disposition or distribution of any Registrable Stock under the circumstances and pursuant to the terms set forth in this Section 5.11 and (y) in no event shall the Holders be required to not effect any sale, disposition or distribution for longer than 180 days after the Registration Statement becomes effective pursuant to this Section 5.11.

            SECTION 5.12. Transfer of Registration Rights. Subject to Article IV, the registration rights of the Stockholders or Mr. Otten under this Agreement with respect to any Registrable Stock may be transferred to any Permitted Transferee of such Registrable Stock; provided, however, that (i) the Stockholders and Mr. Otten shall give the Company written notice at or prior to the time of such Transfer stating the name and address of the Permitted Transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such Permitted Transferee shall agree in writing, in form and substance reasonable satisfactory to the Company, to be bound as a Holder by the provisions of this Agreement; and (iii) immediately following such Transfer, the further disposition of such securities by such Permitted Transferee is restricted under the Securities Act. Except as set forth in this Section 5.12, no Transfer of Registrable Stock shall cause such Registrable Stock to lose such status.

            SECTION 5.13. Rule 144 Information. Subject to Article IV, and with a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Stock to the public without registration, at all times after 90 days after any Shelf Registration Statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

            (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

            (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (c) furnish to each Holder of Registrable Stock forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Registrable Stock without registration.

                                   ARTICLE VI

                            FURNISHING OF INFORMATION

            SECTION 6.01. Furnishing of Information. For so long as the Stockholders, on the one hand, and Mr. Otten, on the other hand, Beneficially Own at least 5% of the outstanding shares of Common Stock (on a Fully Diluted Basis):

            (a) The Company will furnish or make available to the Stockholders and/or Mr. Otten, as the case may be, its annual reports to stockholders and any quarterly or other financial reports and information furnished by it to stockholders pursuant to the requirements of the Exchange Act.

            (b) If the Company is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, it shall furnish to the Stockholders and/or Mr. Otten, as the case may be, its financial statements, including any notes thereto (and with respect to annual reports, an auditors' report by a nationally recognized firm of independent certified public accountants), a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and such other information which the Company would otherwise be required to include in annual and quarterly reports filed under the Exchange Act.

            (c) The Company shall, at any reasonable time and from time to time, permit the Stockholders and/or Mr. Otten, as the case may be, or any agent or representative thereof, to examine and make copies of and abstracts from the records and books of account of the Company, and to discuss the records, finances and accounts of the

      Company with any of its officers, Directors and with their independent certified public accountants.

                                   ARTICLE VII

                               GENERAL PROVISIONS

            SECTION 7.01. Waiver. The parties hereto may agree to (a) extend the time for the performance of any of the obligations or other acts of other parties, (b) waive any inaccuracies in the representations and warranties of other parties contained herein or in any document delivered by other parties pursuant hereto or (c) waive compliance with any of the agreements or conditions of other parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Oak Hill shall have all authority to act on behalf of the other Stockholders under this Section 7.01.

            SECTION 7.02. Expenses; Attorneys' Fees. (a) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

            (b) A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other parties for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

            SECTION 7.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03):

            (a)   if to the Company or Mr. Otten,

                  American Skiing Company
                  Sunday River Road
                  Bethel, ME  04217
                  Telecopy:  (207) 824-5110
                  Attention:  Leslie B. Otten
                              Christopher E. Howard

            with copies (which shall not constitute notice to the Company or Mr. Otten) to:

                  Pierce Atwood
                  One Monument Square
                  Portland, ME  04101
                  Telecopy:  (207) 791-1350
                  Attention:  David J. Champoux, Esq.
                             (e-mail: dchampoux@pierceatwood.com)

                  and

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, NY  10022-6069
                  Telecopy:  (212) 848-7179
                  Attention:  Robert Evans III, Esq.
                             (e-mail: revans@shearman.com)
                              Peter D. Lyons, Esq.
                             (e-mail: plyons@shearman.com)

            (b)   if to the Stockholders,

                  Oak Hill Capital Partners, L.P.
                  201 Main Street
                  Fort Worth, Texas 76102
                  Attention: Ray Pinson

                  and

                  Oak Hill Capital Management, Inc.
                  Park Avenue Tower
                  65 East 55th Street
                  New York, NY  10022
                  Telecopy:  212-754-5685
                  Attention:  Steven B. Gruber
                              Bradford E. Bernstein

            with a copy (which shall not constitute notice to the Stockholders) to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, NY  10019
                  Telecopy:  (212) 373-2377
                  Attention:  Matthew Nimetz, Esq.

            SECTION 7.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. No party to this Agreement shall be deemed to be the draftsman of this Agreement.

            SECTION 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            SECTION 7.06. Entire Agreement. This Agreement, together with the Voting Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

            SECTION 7.07. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, with respect to the Company, any successor corporation; provided, however, other than as contemplated by the Delaware Reincorporation or any other merger involving the Company, no party hereto shall assign or delegate any of the rights or obligations created under this Agreement without the prior written consent of the other parties, except to Affiliates of Oak Hill or to Oak Hill Securities Fund, L.P.; provided, however, that no such assignment shall release Oak Hill or any of the other Stockholders from any of their obligations hereunder. Oak Hill shall have all authority to act on behalf of the other Stockholders under this Section 7.07.

            SECTION 7.08. No Third Party Beneficiaries. Except for the provisions of Article V relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 7.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 7.01. Oak Hill shall have all authority to act on behalf of the other Stockholders under this
Section 7.09.

            SECTION 7.10. Governing Law; Forum. (a) Prior to the Delaware Reincorporation, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Maine and (b) on or after the occurrence of the Delaware Reincorporation, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, in each case, as applicable to contracts executed in and to be performed entirely in that state and without regard to any applicable conflicts of law principles. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any State or federal court in Maine (if such action or proceeding is commenced prior to the Delaware Reincorporation) or in Delaware (if such action or proceeding is commenced after the Delaware Reincorporation). Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any Maine or Delaware State or federal court, as the case may be, in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action in relation to this Agreement or any of the other transactions contemplated by this Agreement in any court other than any Maine or Delaware State or federal court, as the case may be.

            SECTION 7.11. Effect of Delaware Reincorporation. This agreement shall continue in full force and effect notwithstanding any actions taken in connection with the Delaware Reincorporation.

            SECTION 7.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 7.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                             AMERICAN SKIING COMPANY


                             By: /s/ Leslie B. Otten
                                 -------------------
                                 Name:  Leslie B. Otten
                                 Title: As President

                             LESLIE B. OTTEN

                             /s/ Leslie B. Otten
                             -------------------


CONSENTED TO AND ACKNOWLEDGED BY:

ING US CAPITAL LLC,
      AS PLEDGEE OF SHARES
      OF CLASS A COMMON
      STOCK AND COMMON STOCK
      BENEFICIALLY OWNED BY
      LESLIE B. OTTEN

By: /s/ Robert L. Fellows
    ---------------------
    Name:  Robert L. Fellows
    Title: Director

                                    OAK HILL CAPITAL PARTNERS, L.P.

                                    By:   OHCP GenPar, L.P.,
                                          its general partner

                                    By:   OHCP MGP, LLC,
                                          its general partner

                                    By:   /s/ Steven B. Gruber
                                          --------------------
                                          Name:  Steven B. Gruber
                                          Title: Managing Member


                                    OAK HILL CAPITAL MANAGEMENT
                                    PARTNERS, L.P.

                                    By:   OHCP GenPar, L.P.,
                                          its general partner

                                    By:   OHCP MGP, LLC,
                                          its general partner

                                    By:   /s/ Steven B. Gruber
                                          --------------------
                                          Name:  Steven B. Gruber
                                          Title: Vice President


                                    OAK HILL SECURITIES FUND, L.P.

                                    By:   Oak Hill Securities GenPar, L.P.,
                                          its General Partner

                                    By:   Oak Hill Securities MGP, Inc.,
                                          its General Partner

                                    By:   /s/ Glenn R. August
                                          -------------------
                                          Name:  Glenn R. August
                                          Title: President

                                    OHCP SKI, L.P.

                                    By:   Oak Hill Capital Partners, L.P.
                                          its general partner

                                    By:   OHCP GenPar, L.P.,
                                          its general partner

                                    By:   OHCP MGP, LLC,
                                          its general partner


                                    By:   /s/ Steven B. Gruber
                                          --------------------
                                          Name:  Steven B. Gruber
                                          Title: Vice President

                                     ANNEX A

                                  STOCKHOLDERS

                                              JURISDICTION AND
NAME                                        TYPE OF ORGANIZATION
----                                        --------------------
Oak Hill Capital Partners, L.P.                 Delaware L.P.
Oak Hill Capital Management                     Delaware L.P.
Partners, L.P.
Oak Hill Securities Fund, L.P.                  Delaware L.P.
OHCP SKI, L.P.                                  Delaware L.P.
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